                                                                    EXHIBIT 99.1


[INTERVOICE LOGO]                                                   NEWS RELEASE
CONTACTS

Intervoice, Inc.
Rob-Roy J. Graham
Chief Financial Officer
+1 (972) 454-8712


39-02
             INTERVOICE CLOSES AND FUNDS UNDER NEW CREDIT AGREEMENT


DALLAS, TEXAS -- SEPTEMBER 19, 2002 -- Intervoice, Inc. (Nasdaq:INTV), is pleased to announce that it has closed its new $25 million, three-year credit facility. As announced on August 29, the Company entered into the credit facility with Foothill Capital Corporation, a wholly owned subsidiary of Wells Fargo & Company (NYSE:WFC). Please see the Company's Form 8-K filed with the Securities and Exchange Commission on the same day for a full description of the credit facility and its associated risks and uncertainties.

The Company also is pleased to announce that it has funded under the $10 million three-year term loan portion of the credit facility and the proceeds have been transferred to the holders of its convertible notes to redeem all of its outstanding convertible notes. The Company intends to use the revolving loan portion of the credit facility for stand-by liquidity.

"We are pleased with the cost reductions we have made over the last few quarters and our resulting current cash position," said Rob Graham, the Company's CFO. "With this stage of our financial activities behind us, we can now concentrate on our core business activities."

This press release contains forward-looking statements based on Company management's current beliefs. Readers are cautioned to read the risks and uncertainties, including the risks and uncertainties associated with the Company's financing transactions, described in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to vary materially from the forward-looking statements in this press release.

ABOUT INTERVOICE

With more than 21,000 systems deployed around the globe, Intervoice is the world leader in converged voice and data solutions providing the applications, tools and infrastructure that enable enterprises and carriers to attract and retain customers and promote profitability. Omvia(TM), Intervoice's open, standards-based product suite, is transforming the way people and information connect. Omvia offers speech-enabled IVRs and applications, multimedia and network-grade portals, wireless application gateways, and enhanced services such as unified messaging, short messaging services (SMS), voicemail, prepaid services and interactive alerts. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, and Asia Pacific. For more information, visit www.intervoice.com.

ABOUT FOOTHILL CAPITAL CORPORATION

Foothill Capital Corporation is a leading provider of asset-based financing to middle market companies throughout North America. In addition, Foothill Capital has successfully completed financing agreements with many innovative, "non-traditional" secured lending transactions. Foothill Capital is a wholly-owned subsidiary of Wells Fargo & Company, a $315 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through more than 5,400 stores, the Internet (wellsfargo.com) and other distribution channels across North America and elsewhere internationally. For more information, visit Foothill Capital on the Internet at www.foothillcapital.com.


                                   Page 2 of 2